Rule 424(b)(2)
	Registration Nos. 333-44771
	NASD File No. 961029005
                                  Cusip No:  52517PMV0

PRICING SUPPLEMENT NO. 299
Trade Date: February 19, 1998 to Prospectus
Supplement dated February 18, 1998
and Prospectus dated February 18, 1998

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: 3 month Libor
Commission: .15%                            Telerate pg 3750
	           posted on 2/24/98
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 2/26/98
(X) LIBOR (3 month)	 Maturity Date:   3/23/99
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.030%

Index Maturity: Quarterly

Interest Payment Period:	 Quarterly

Interest Reset Period:	Quarterly

Interest Reset Dates:	Same as interest payment dates.

Interest Determination Dates: Two London business days prior to interest reset dates. (1 month - 1 week Libor interpolation for the period from 2/26/98 - 3/23/98).

Interest Payment Dates:  The 23rd of March, June, September, and
December, commencing on March 23rd, 1998, subject to modified following business day convention.

The aggregate principal amount of this offering is $118,000,000 and relates only to Pricing Supplement No. 299. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $14,162,913,688 and, to date, including this offering, an aggregate of $12,736,413,688 Medium-Term Notes, Series E has been issued and $8,597,178,688 are outstanding.